 Filed Pursuant to Rule 424(b)(3)
Registration No. 333-159645

SUPPLEMENT NO. 4 DATED AUGUST 16, 2012
TO PROSPECTUS DATED MARCH 29, 2012

AMBIENT CORPORATION

This document supplements the prospectus dated March 29, 2012, as subsequently amended by Supplement No.1 dated May 16, 2012, Supplement No. 2 dated June 12, 2012 and Supplement No. 3 dated June 21, 2012, by attaching to and making as part of this Prospectus Supplement Ambient Corporation’s two Current Reports on Form 8-K and the Notification of Late Filing on Form 12b-25, all three of which were filed with the Securities and Exchange Commission on August 15, 2012. This prospectus supplement is incorporated by reference into the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is August 16, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 14, 2012

AMBIENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35259	98-0166007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 WELLS AVENUE, SUITE 11, NEWTON, MASSACHUSETTS, 02459
 (Address of principal executive offices, including Zip Code)

617- 332-0004
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 –FINANCIAL INFORMATION

Item 2.02 Results of Operation and Financial Condition.

Ambient Corporation (the “Company”) anticipates revenues of approximately $10.0 million and $23.2 million, respectively, for the three and six months ended June 30, 2012 as compared to approximately $15.9 million and $27.9 million, respectively, for the corresponding periods in 2011. The Company also anticipates a loss from operations of approximately $1.8 million and $2.2 million, respectively, for the three and six months ended June 30, 2012 as compared to income from operations of approximately $2.5 million and $3.5 million, respectively, for the corresponding periods in 2011.  The increase in loss from operations is mainly attributable to lower sales volumes and increased investment in sales and marketing and research and development. The Company is unable to reasonably estimate its net loss for the three and six months ended June 30, 2012 as it has not yet finalized the impacts of the restatement of certain previously issued financial statements as discussed below.

SECTION 4 – MATTERS RELATED TO ACCOUNTANTS AND FINANCIAL STATEMENTS

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In connection with the preparation of Form 10-Q for the quarter ended June 30, 2012, management of the Company concluded that certain previously filed financial statements of the Company did not properly account for embedded derivative features of certain stock warrants previously issued by the Company in connection with convertible debt financings occurring between 2003 and 2008. The Company had previously classified the value of these warrants to purchase common stock as equity. After further review, the Company determined that these instruments should have been classified as liabilities.  Changes in the fair values of these instruments require adjustments to the amount of the liabilities recorded on the Company’s balance sheet, and the corresponding gain or loss is required to be recorded in the Company’s statement of operations. The Company is still assessing the impact of the adjustments and calculating warrant values in various accounting periods.  The adjustments for the accounting treatment of the warrants also impacts the accounting for the beneficial conversion features, debt discount and related amortization of the debt.  These are non-cash items and had no impact on the Company’s business operations or cash flows, and do not affect previously reported amounts of cash and cash equivalents, operating expenses, or operating income (loss).

Based on the recommendation of management, on August 14, 2012, our audit committee and board of directors determined, after discussions with our current independent accountants, PricewaterhouseCoopers LLP, and our prior independent accountants, Rotenberg, Meril Solomon Bertiger & Guttilla, P.C., that our audited financial statements for the years ended December 31, 2003 through 2011 and unaudited interim financial statements for the quarters ended March 31, June 30, and September 30 for such years, and our unaudited interim financial statements for the quarter ended March 31, 2012 should not be relied upon. In addition, any press releases containing financial information for such periods should not be relied upon.

The Company expects to restate its financial results for the fiscal years ended December 31, 2007 through 2011, as well as the quarters in the fiscal years ended December 31, 2010 and 2011 and the first quarter of fiscal 2012.  The Company will include its restated audited annual financial statements in a Form 10-K/A for the fiscal year ended December 31, 2011 and its restated unaudited interim financial statements in a Form 10-Q/A for the quarterly period ended March 31, 2012.  The Form 10-K/A will also include restated quarterly financial information for each of the quarterly periods in the fiscal years ended December 31, 2010 and 2011.  The Company believes that these amended and restated filings will contain disclosures that are adequate and appropriate to restate the relevant financial information for the accounting errors noted with respect to previous reporting periods. The board of directors and audit committee unanimously approved, authorized and directed such restatements to be filed as soon as practicable.

Management has not yet completed its assessment of the impact, if any, that these accounting errors and adjustments may have on the effectiveness of the Company’s disclosure controls and procedures and its internal control over financial reporting, including whether or not a material weakness exists.

This Current Report on Form 8-K contains forward-looking statements, including forward-looking statements relating to the Company's financial results for the three and six months ended June 30, 2012. These statements are based on management's current expectations and involve a number of risks and uncertainties, including risks described in our filings with the Securities and Exchange Commission. The Company's actual results may differ materially from the Company's anticipated or expected results and the results in the forward-looking statements.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

99.1	Press release issued by Ambient Corporation dated as of August 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBIENT CORPORATION

Dated: August 15, 2012	By:	/s/ John J. Joyce
John J. Joyce
Chief Executive Officer

Exhibit Index

Exhibit No.	Exhibit Description

99.1	Press release issued by Ambient Corporation dated as of August 15, 2012.

Exhibit 99.1

Ambient Corporation Announces Delay in Filing Form 10-Q for June 2012

Intricate Accounting Rules Pertaining to Warrant Valuations Require Restatement of Certain Prior Financial Statements

Newton, MA August 15, 2012 — Ambient Corporation (NASDAQ: AMBT), a leading provider of flexible and scalable smart grid communications platforms and technologies, announced today by its filing of Form 12b-25 with the Securities and Exchange Commission the delay of the filing of its Quarterly Report on Form 10-Q for the three and six months ended June 30, 2012.  The delay in filing the 10-Q for the second quarter is due to the Company’s determination that certain previously filed financial statements of the Company did not properly account for embedded derivative features of certain stock warrants previously issued by the Company. The Company had previously classified the value of these warrants to purchase common stock as equity. After further review, the Company determined that these instruments should have been classified as liabilities. To correct the accounting classification errors noted above, the Company will amend and restate its Annual Report on Form 10-K for the year ended December 31, 2011, and its quarterly report on Form 10-Q for the quarter ended March 31, 2012.  As a result, the Company is unable to provide complete financial results for the quarter ended June 30, 2012, until that restatement process is complete. The Company is working diligently to properly value the warrants and complete the restatements.  Amended filings are expected to be made within the next 15 days.

“Accounting for derivative instruments, such as the warrants we have issued, involves highly complex and intricate accounting rules.  While we will restate certain financial results and financial statements to properly account for the warrants, none of the changes have any impact on our historical cash flows or operating performance, nor do they impact our strategy and execution going forward,” stated John J. Joyce, President and Chief Executive Officer.

-more-

In accordance with the standard procedures related to the delayed filing of the Form 10-Q for June 2012 with the Securities and Exchange Commission, the Company expects to receive a letter from The NASDAQ Stock Market indicating that the Company is not in compliance with the filing requirements for continued listing under NASDAQ Listing Rule 5250(c).  The Company does not expect the NASDAQ notice to have any effect on Ambient’s listing or trading of the Company’s common stock on The NASDAQ Capital Market.

Additional information is available in the Current Report on Form 8-K filed August 15, 2012.
# # #

About Ambient Corporation
Ambient designs, develops and sells the Ambient Smart Grid® communications platform. The Ambient Smart Grid products and services include communications nodes; a network management system, AmbientNMS®; integrated applications; and maintenance and consulting services. Using open standards-based technologies along with in-depth industry experience, Ambient provides utilities with solutions for their smart grid initiatives. Headquartered in Newton, MA, Ambient is a publicly traded company (NASDAQ: AMBT). More information on Ambient is available at www.ambientcorp.com.

Except for historical information, this press release contains statements that may be deemed to be “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to the diversification of our customer base, further development and marketing of our communications platform and cultivating projects with potential customers, among others. These forward-looking statements are based upon our current expectations, estimates and projections about our business and our industry and reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, which could have a material adverse effect on our operations and future prospects including, but not limited to, the timing and nature of the final resolution of the accounting issues discussed in this press release, any delay in the filing of required periodic reports with the SEC, the timing and results of the review of the effectiveness of internal control over financial reporting (and related internal controls) and disclosure controls and procedures, whether a restatement of financial results will be required for other accounting issues for the same or other periods in addition to the restatement currently expected by management; additional uncertainties related to accounting issues generally, adverse effects on the Company's business as a result of the restatement process or the review of the effectiveness of internal control over financial reporting and disclosure controls and procedures or the reactions to such event by customers or suppliers, or increased regulatory, media or financial reporting issues and practices, rumors or otherwise, and volatility of the Company's stock price. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in our filings with the Securities and Exchange Commission.

Ambient®, Ambient Smart Grid®, Communications for a Smarter Grid® and AmbientNMS® are registered trademarks of Ambient Corporation with the U.S. Patent and Trademark Office.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 12b-25	SEC FILE NUMBER
001-35259

CUSIP NUMBER
NOTIFICATION OF LATE FILING	02318N201

(Check one):	☐	Form 10-K	☐	Form 20-F	☐	Form 11-K	☑	Form 10-Q	☐	Form 10-D	☐	Form N-SAR	☐	Form N-CSR

For Period Ended: June 30, 2012
☐	Transition Report on Form 10-K

☐	Transition Report on Form 20-F

☐	Transition Report on Form 11-K

☐	Transition Report on Form 10-Q

☐	Transition Report on Form N-SAR

For the Transition Period Ended:

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I — REGISTRANT INFORMATION

Ambient Corporation
Full Name of Registrant

Former Name if Applicable

7 Wells Avenue
Address of Principal Executive Office (Street and Number)

Newton, MA 02459
City, State and Zip Code

PART II — RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate)

	(a)	The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

☐	(b)	The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D,or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

	(c)	The accountant’s statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III — NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra Sheets if Needed)

In connection with the preparation of Form 10-Q for the quarter ended June 30, 2012, management of Ambient Corporation (the “Company”) concluded that certain previously filed financial statements of the Company did not properly account for embedded derivative features of certain stock warrants previously issued by the Company in connection with convertible debt financings occurring between 2003 and 2008. The Company had previously classified the value of these warrants to purchase common stock as equity. After further review, the Company determined that these instruments should have been classified as liabilities. Changes in the fair values of these warrants require adjustments to the amount of the liabilities recorded on the Company’s balance sheet, and the corresponding gain or loss is required to be recorded in the Company’s statement of operations. To correct the accounting classification errors noted above, the Company will amend and restate its Annual Report on Form 10-K for the year ended December 31, 2011 and its quarterly report on Form 10-Q for the quarter ended March 31, 2012. As a result, the Company is unable to provide complete financial results for the quarter ended June 30, 2012 until that restatement process is complete.

The Company is still assessing the impact of the adjustments and calculating warrant values in various accounting periods.  The adjustments for the accounting treatment of the warrants also impacts the accounting for the beneficial conversion features, debt discount and related amortization of the debt.  These are non-cash items and had no impact on the Company’s business operations or cash flows, and do not affect previously reported amounts of cash and cash equivalents, operating expenses, or operating income (loss).

The Company intends to file amendments to its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, shortly before or simultaneously with its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. The Company is working diligently to complete such filings as soon as possible; however, given the scope of the process for the restatement of its financial results and financial statements and warrant value calculations, the Company is unable to complete and file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 by the required due date of August 14, 2012 without unreasonable effort and expense, nor does the Company expect to file such report within five calendar days thereof.

PART IV — OTHER INFORMATION

(1)	Name and telephone number of person to contact in regard to this notification

	Mark L. Fidler	(617)	614-6781
	(Name)	(Area Code)	(Telephone Number)

(2)
Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

Yes			☑	No	☐

(3)
Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

Yes			☑	No	☐

The Company anticipates revenues of approximately $10.0 million and $23.2 million, respectively, for the three and six months ended June 30, 2012 as compared to approximately $15.9 million and $27.9 million, respectively, for the corresponding periods in 2011. The Company also anticipates a loss from operations of approximately $1.8 million and $2.2 million, respectively, for the three and six months ended June 30, 2012 as compared to income from operations of approximately $2.5 million and $3.5 million, respectively, for the corresponding periods in 2011.  The increase in loss from operations is mainly attributable to lower sales volumes and increased investment in sales and marketing and research and development. The Company is unable to reasonably estimate its net loss for the three and six months ended June 30, 2012 as it has not yet finalized the impacts of the restatement of certain previously issued financial statements as discussed above.

This Notification of Late Filing on Form 12b-25 contains forward-looking statements, including forward-looking statements relating to the Company's financial results for the three and six months ended June 30, 2012. These statements are based on management's current expectations and involve a number of risks and uncertainties, including risks described in our filings with the Securities and Exchange Commission. The Company's actual results may differ materially from the Company's anticipated or expected results and the results in the forward-looking statements.

AMBIENT CORPORATION
(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

August 15, 2012	By:	/s/ John J. Joyce
John J. Joyce
President, CEO

ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 15, 2012

AMBIENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35259	98-0166007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 WELLS AVENUE, SUITE 11, NEWTON, MASSACHUSETTS, 02459
 (Address of principal executive offices, including Zip Code)

617- 332-0004
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3 - SECURITIES AND TRADING MARKETS

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in the Form 8-K filed by Ambient Corporation (the “Company”) on August 15, 2012, the Company is completing an accounting review and restatement of certain of its previously issued financial results and financial statements which will delay the filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 (the “Form 10-Q”). The Company filed a Form 12b-25 Notification of Late Filing on August 15, 2012 confirming that it has delayed the filing of the Form 10-Q with the SEC. Accordingly, on August 15, 2012, in accordance with standard procedures related to the delayed filing of the Form 10-Q with the SEC, the Company received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company is not in compliance with the filing requirements for continued listing under NASDAQ Listing Rule 5250(c). The NASDAQ letter notes that the Company is required to submit a plan to regain compliance with NASDAQ’s filing requirements for continued listing within 60 calendar days of the date of the NASDAQ notification letter. Upon acceptance of the Company’s compliance plan, NASDAQ is permitted to grant an extension of up to 180 days from the Form 10-Q’s prescribed filing date for the Company to regain compliance with NASDAQ’s filing requirements for continued listing. The NASDAQ notice has no immediate effect on the listing or trading of the Company’s common stock on The NASDAQ Capital Market.

The Company continues to work diligently to complete the accounting review and if necessary will submit a plan to regain compliance with NASDAQ’s filing requirements within the 60-day deadline. However, the Company expects to file the Form 10-Q upon completion of its accounting review and the restatement of certain of its previously issued financial results and financial statements within the next 15 days.

A press release, dated August 15, 2012, disclosing the Company’s receipt of the NASDAQ notification letter is attached as Exhibit 99.1 and is furnished herewith.

This Current Report on Form 8-K contains forward-looking statements. These statements are based on management's current expectations and involve a number of risks and uncertainties, including risks described in our filings with the Securities and Exchange Commission. The Company's actual results may differ materially from the Company's anticipated or expected results and the results in the forward-looking statements.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.            Exhibit Description

99.1	Press release issued by Ambient Corporation dated as of August 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBIENT CORPORATION

Date: August 15, 2012	By:	/s/ John J. Joyce
John J. Joyce
Chief Executive Officer

Exhibit Index
Exhibit No.            Exhibit Description

99.1	Press release issued by Ambient Corporation dated as of August 15, 2012.

Exhibit 99.1

Ambient Corporation Announces Delay in Filing Form 10-Q for June 2012

Intricate Accounting Rules Pertaining to Warrant Valuations Require Restatement of Certain Prior Financial Statements

Newton, MA August 15, 2012 — Ambient Corporation (NASDAQ: AMBT), a leading provider of flexible and scalable smart grid communications platforms and technologies, announced today by its filing of Form 12b-25 with the Securities and Exchange Commission the delay of the filing of its Quarterly Report on Form 10-Q for the three and six months ended June 30, 2012.  The delay in filing the 10-Q for the second quarter is due to the Company’s determination that certain previously filed financial statements of the Company did not properly account for embedded derivative features of certain stock warrants previously issued by the Company. The Company had previously classified the value of these warrants to purchase common stock as equity. After further review, the Company determined that these instruments should have been classified as liabilities. To correct the accounting classification errors noted above, the Company will amend and restate its Annual Report on Form 10-K for the year ended December 31, 2011, and its quarterly report on Form 10-Q for the quarter ended March 31, 2012.  As a result, the Company is unable to provide complete financial results for the quarter ended June 30, 2012, until that restatement process is complete. The Company is working diligently to properly value the warrants and complete the restatements.  Amended filings are expected to be made within the next 15 days.

“Accounting for derivative instruments, such as the warrants we have issued, involves highly complex and intricate accounting rules.  While we will restate certain financial results and financial statements to properly account for the warrants, none of the changes have any impact on our historical cash flows or operating performance, nor do they impact our strategy and execution going forward,” stated John J. Joyce, President and Chief Executive Officer.

-more-

In accordance with the standard procedures related to the delayed filing of the Form 10-Q for June 2012 with the Securities and Exchange Commission, the Company expects to receive a letter from The NASDAQ Stock Market indicating that the Company is not in compliance with the filing requirements for continued listing under NASDAQ Listing Rule 5250(c).  The Company does not expect the NASDAQ notice to have any effect on Ambient’s listing or trading of the Company’s common stock on The NASDAQ Capital Market.

Additional information is available in the Current Report on Form 8-K filed August 15, 2012.
# # #

About Ambient Corporation
Ambient designs, develops and sells the Ambient Smart Grid® communications platform. The Ambient Smart Grid products and services include communications nodes; a network management system, AmbientNMS®; integrated applications; and maintenance and consulting services. Using open standards-based technologies along with in-depth industry experience, Ambient provides utilities with solutions for their smart grid initiatives. Headquartered in Newton, MA, Ambient is a publicly traded company (NASDAQ: AMBT). More information on Ambient is available at www.ambientcorp.com.

Except for historical information, this press release contains statements that may be deemed to be “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to the diversification of our customer base, further development and marketing of our communications platform and cultivating projects with potential customers, among others. These forward-looking statements are based upon our current expectations, estimates and projections about our business and our industry and reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, which could have a material adverse effect on our operations and future prospects including, but not limited to, the timing and nature of the final resolution of the accounting issues discussed in this press release, any delay in the filing of required periodic reports with the SEC, the timing and results of the review of the effectiveness of internal control over financial reporting (and related internal controls) and disclosure controls and procedures, whether a restatement of financial results will be required for other accounting issues for the same or other periods in addition to the restatement currently expected by management; additional uncertainties related to accounting issues generally, adverse effects on the Company's business as a result of the restatement process or the review of the effectiveness of internal control over financial reporting and disclosure controls and procedures or the reactions to such event by customers or suppliers, or increased regulatory, media or financial reporting issues and practices, rumors or otherwise, and volatility of the Company's stock price. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in our filings with the Securities and Exchange Commission.

Ambient®, Ambient Smart Grid®, Communications for a Smarter Grid® and AmbientNMS® are registered trademarks of Ambient Corporation with the U.S. Patent and Trademark Office.